UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 11, 2014

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

Commission File Number	Registrant	IRS Employer Identification Number	State of Incorporation
0-54963	NEWPAGE HOLDINGS INC.	46-1505118	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The description in Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 11, 2014, NewPage Corporation (the “Borrower”), a wholly-owned subsidiary of NewPage Holdings Inc. (“NewPage” or the “Company”), entered into a $750 million senior secured term loan facility (the “Term Loan Facility”) and a $350 million senior secured asset-backed revolving credit facility (the “ABL Facility”). The Term Loan Facility will be used to refinance the indebtedness under the Borrower’s existing $500 million senior secured exit term loan credit facility, to fund a special distribution to NewPage’s stockholders (the “Special Distribution”) in an amount of approximately $243 million, to pay certain transaction costs and for general corporate purposes. The ABL Facility will be used to replace the Borrower’s existing $350 million revolving credit facility for general corporate purposes and to pay certain transaction costs and expenses of the pending merger between NewPage and Verso Paper Corp. (“Verso”), but no amounts will be drawn under the ABL Facility on the closing date other than certain letters of credit.

The Term Loan Facility matures on February 11, 2021 and the ABL Facility matures on February 11, 2019. The Term Loan Facility requires no amortization payments until the eighteen month anniversary of the closing date, and will thereafter require quarterly amortization payments, in an amount equal to (1) 1.25% per quarter until the three year anniversary of the closing date, (2) 1.875% per quarter until the four year anniversary of the closing date, and (3) 2.50% per quarter until the maturity date, with the balance due on the maturity date.

Availability under the Term Loan Facility and the ABL Facility is subject to customary borrowing conditions. The ABL Facility includes a $200 million sub-limit for letters of credit and a $30 million sub-limit for swingline loans. At closing, $750 million was drawn under the Term Loan Facility and no amounts were drawn under the ABL Facility other than certain letters of credit. The Borrower had approximately $316 million available for additional borrowings under the ABL Facility, subject to borrowing base limitations, as reduced by outstanding letters of credit.

Amounts drawn under the Term Loan Facility bear annual interest at either the LIBOR rate plus a margin of 8.25% or at a base rate plus a margin of 7.25%. Amounts drawn under the ABL Facility bear annual interest at either the LIBOR rate plus a margin of 1.75% to 2.25% or at a base rate plus a margin of 0.75% to 1.25%. The interest rate margins on the ABL Facility are subject to adjustments based on the average availability of the ABL Facility. The initial margins for borrowings under the ABL Facility are 2.00% in the case of LIBOR rate loans and 1.00% in the case of base rate loans. The commitment fee payable on the unused portion of the ABL Facility equals 0.375% or 0.50% based on the average availability of the ABL Facility. The Borrower has also agreed to pay customary letter of credit fees.

The Borrower has the right to prepay loans under the Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR rate loans, subject, however, to a prepayment premium for optional prepayments of the Term Loan Facility with a new or replacement term loan facility with an “effective” interest rate less than that applicable to the Term Loan Facility equal to (1) 3.00% if prepaid prior to the first anniversary of the closing date, (2) 2.00% if prepaid on or after the first anniversary of the closing date and prior to the second anniversary of the closing date and (3) 1.00% if prepaid on or after the second anniversary of the closing date and prior to the third anniversary of the closing date. However, if the merger agreement (the “Merger Agreement”) entered into with Verso and Verso Merger Sub Inc. on January 3, 2014 is terminated in accordance with its terms, the Term Loan Facility may be prepaid with no premium or penalty within 30 days. Loans under the ABL Facility may be prepaid at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR rate loans.

The Term Loan Facility is subject to mandatory prepayments in amounts equal to (1) 100% of the net cash proceeds of indebtedness by the Borrower or any of its subsidiary Guarantors (as defined below) (other than indebtedness permitted under the Term Loan Facility), (2) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiary Guarantors (including as a result of casualty or condemnation) (with customary exceptions, thresholds, and reinvestment rights of up to 12 months or 18 months if contractually committed to within 12 months), and (3) 75% of “excess cash flow” for each fiscal year beginning with the fiscal year ending December 31, 2015, subject to possible step-downs based on total net first lien leverage ratio thresholds.

The Term Loan Facility and the ABL Facility are fully and unconditionally guaranteed on a joint and several basis by all of the Borrower’s existing and future direct and indirect wholly owned material domestic restricted subsidiaries, subject to certain exceptions, and by NewPage Investment Company LLC (“Holdings”), the Borrower’s direct parent (collectively, the “Guarantors”). Amounts outstanding under the ABL Facility and Term Loan Facility are secured by substantially all of the assets of the Borrower and the Guarantors, subject to certain exceptions. The security interest with respect to the ABL Facility will consist of a first-priority lien with respect to most inventory, accounts receivable, bank accounts, and certain other assets of the Borrower and the Guarantors (the “ABL Priority Collateral”) and a second-priority lien with respect to all other collateral (the “Term Loan Priority Collateral”). The security interest with respect to the Term Loan Facility will consist of a first-priority lien with respect to the Term Loan Priority Collateral and a second-priority lien with respect to the ABL Priority Collateral.

The Term Loan Facility requires the Borrower to maintain a maximum total net leverage ratio on the last day of any fiscal quarter when loans are outstanding under the Term Loan Facility. The initial maximum total net leverage ratio threshold shall be 4.10 to 1.00 through the fiscal quarter ending September 30, 2014, stepping down every year thereafter to a maximum total net leverage ratio threshold of 3.50 to 1.00 for the fiscal quarter ending December 31, 2019 and thereafter. Under the ABL Facility, the Borrower is subject to a springing minimum fixed charge coverage ratio of 1.00 to 1.00 at any time when excess availability is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of commitments at such time or (b) $20 million.

The Term Loan Facility and the ABL Facility contain certain additional covenants that, among other things, and subject to certain exceptions, restrict the Borrower’s and its restricted subsidiaries’ ability to incur additional debt or liens, pay dividends, repurchase common stock, prepay other indebtedness, sell, transfer, lease, or dispose of assets and make investments in or merge with another company. The Term Loan Facility and the ABL Facility also contain covenants applicable to Holdings that, among other things, and subject to certain exceptions, limit Holdings’ ability to incur additional debt or liens and require Holdings to continue to directly own 100% of the equity interests of the Borrower. The Term Loan Facility and the ABL Facility provide for customary events of default, including a cross-event of default provision in respect of any other existing debt instruments having an aggregate principal amount exceeding $50 million, subject to applicable threshold, notice and grace period provisions. If an event of default occurs, the lenders under the Term Loan Facility or the ABL Facility, as applicable, are entitled to accelerate the advances made thereunder and exercise rights against the collateral. The Term Loan Facility and the ABL Facility expressly permit the transactions contemplated by the Merger Agreement.

The foregoing descriptions of the Term Loan Facility and the ABL Facility are qualified in their entirety by the full text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01 Other Events.

The boards of directors of NewPage, Holdings and the Borrower, in unanimous resolutions dated as of February 7, 2014, authorized and declared the Special Distribution, contingent upon the funding of the Term Loan Facility. The record date of the Special Distribution has been set as the third business day following the closing date of the Term Loan Facility, or February 14, 2014. Press releases announcing the declaration of the Special Distribution and the entry into the Term Loan Facility and the ABL Facility are attached as Exhibit 99.1 and Exhibit 99.2, respectively. The Special Distribution is contemplated under the Merger Agreement. For more information on the Merger Agreement, please refer to NewPage’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 6, 2014.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

10.1	First Lien Credit Agreement, dated as of February 11, 2014, by and among NewPage Corporation, NewPage Investment Company LLC, certain subsidiaries of NewPage Corporation, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, and the other financial institutions named therein.

10.2	Asset-Based Revolving Credit Agreement, dated as of February 11, 2014, by and among NewPage Corporation, NewPage Investment Company LLC, certain subsidiaries of NewPage Corporation, the lenders party thereto, Barclays Bank PLC, BMO Harris Bank N.A. and the other financial institutions named therein.

99.1	Press release of NewPage Holdings Inc. issued on February 11, 2014.

99.2	Press release of NewPage Holdings Inc. issued on February 11, 2014.

Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected timing of the completion of the merger, the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of Verso and NewPage, respectively, and are subject to significant risks and uncertainties. Actual future events or results may differ materially from these statements. Such differences may result from the following factors: the ability to close the transaction on the proposed terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including the receipt of governmental approvals; the risk that the benefits of the transaction, including cost savings and other synergies, may not be fully realized or may take longer to realize than expected; the impact of the transaction on third-party relationships; the outcome of government investigations and third-party litigation involving both Verso and NewPage; actions taken by either of the companies; changes in regulatory, social and political conditions; and general economic conditions. Additional risks and factors that may affect results are set forth in Verso’s and NewPage’s respective filings with the Securities and Exchange Commission, including Verso’s annual report on Form 10-K for the year ending December 31, 2012, and NewPage’s registration statement on Form 10 filed with the SEC on May 31, 2013 and Amendment No. 1 to Form 10 filed with the SEC on July 11, 2013. The forward-looking statements speak only as of the date of this communication. Neither Verso nor NewPage undertakes any obligation to update these statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEWPAGE HOLDINGS INC.

By:	/s/ Jay A. Epstein
Name:	Jay A. Epstein
Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

Dated: February 11, 2014